Exhibit 99.2

MATRIXX INITIATIVES, INC. UPDATES SECOND QUARTER 2003

FINANCIAL STATEMENTS

     PHOENIX, AZ, August 13, 2003/PRNewswire/ — Matrixx Initiatives, Inc. (NASDAQ: MTXX), developer and distributor of the expanded line of Zicam® products, today released its second quarter financial statements for 2003, updated to reflect adjustments required in connection with its recent settlement of legal claims against Zila, Inc. and its subsidiary Innovative Swab Technologies, Inc. (IST). Additional details regarding the settlement were announced in a separate press release of the Company today.

     Matrixx had claimed IST breached its manufacturing contract by failing to meet minimum swab production levels and by unilaterally increasing the contract’s pricing terms. As a result of the settlement, which resolves all disputes among the parties, IST has agreed to extend the manufacturing contract through the first quarter of 2004 and to maintain swab production at current levels, and Matrixx has agreed to pay the higher prices imposed by IST in March 2003. The settlement agreement was signed on August 13, 2003.

     As a result of the settlement, the Company has reduced its second quarter 2003 financial results, announced July 23, 2003, by approximately $164,000 for net income from continuing operations, or $0.02 per share. The adjustment is attributable to the difference between the higher price demanded by IST for swab production compared to the original contract price and fines from retailers incurred by Matrixx that Matrixx had expected to recover through the arbitration proceedings.

Adjusted Second Quarter 2003 Consolidated Financial Results

($000s)	2003	2002	2003	2002

	2nd Qtr	2nd Qtr	YTD	YTD

Net sales	$2,994	$1,826	$11,896	$6,893
Cost of sales	1,145	525	3,795	1,772

Gross profit	1,849	1,301	8,101	5,121
Operating expenses	2,172	2,218	7,864	5,099
Research and development	596	96	907	122

Income from operations	(919)	(1,013)	(670)	(100)
Total other income (expense)	(29)	142	(78)	73

Net income before tax	(948)	(871)	(748)	(27)
Income tax expense (benefit)	(381)	0	(298)	(85)

Net income from continuing operations	$(567)	$(871)	$(450)	$58

Net income per share	$(0.06)	$(0.09)	$(0.05)	$0.01
Average shares outstanding (mil)	9.4	9.4	9.4	9.4

Selected Adjusted Balance Sheet Information

($000s)	June 30, 2003	December 31, 2002	June 30, 2002

Cash and Marketable Securities	$8,755	$12,010	$13,278
Total assets	$39,890	$47,185	$32,693
Total debt	$2,677	$5,254	$7,763
Shareholders’ equity	$34,590	$35,155	$24,418

     Carl J. Johnson, president and chief executive officer of Matrixx stated, “While we believe we would have prevailed in the arbitration, given the circumstances, we believe the settlement agreement is the best way to serve consumers, our customers and our shareholders. The adjustment to second quarter earnings will not affect the Company’s previous guidance of at least a 30% increase in revenue growth for 2003 compared to 2002 and earnings growth over the same periods at an even faster pace.”

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of innovative drug delivery systems for over-the-counter (OTC) pharmaceuticals. Zicam, LLC, its wholly- owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to significantly reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT – Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce significantly the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Allergy Relief nasal gel, a homeopathic remedy designed to provide relief to allergy sufferers; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (NASDAQ:MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353, lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.

     Matrixx Initiatives, Inc. Forward Looking Statement Disclaimer:

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s anticipated revenue and earnings growth. These forward-looking statements are based on the Company’s expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the possibility that future sales of Zicam products will not be as strong as expected. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 under the heading “Risk Factors”.

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